Putnam Dynamic Asset Allocation Conservative Fund, 9/30/13, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  6,177
Class B	  225
Class C   446
Class M   101

72DD2 (000s omitted)

Class R	  56
Class R5  -
Class R6  30
Class Y   1,691

73A1

Class A	  0.164
Class B	  0.089
Class C	  0.089
Class M	  0.113

73A2

Class R	  0.139
Class R5  0.195
Class R6  0.201
Class Y	  0.188

74U1	(000s omitted)

Class A	  37,153
Class B	  2,477
Class C   4,988
Class M	  910

74U2	(000s omitted)

Class R	  421
Class R5  1
Class R6  287
Class Y	  6,434

74V1

Class A	  10.35
Class B	  10.28
Class C	  10.25
Class M	  10.26

74V2

Class R   10.60
Class R5  10.38
Class R6  10.38
Class Y	  10.38

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.